                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11 or ss. 240.14a-12


                           RENAISSANCERE HOLDINGS LTD.
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter


                                       N/A
          -----------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than Registrant


Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:_______

     2)   Aggregate number of securities to which transaction applies: _________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________

     4)   Proposed maximum aggregate value of transaction: _____________________

     5)   Total fee paid: _____________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ___________
     2)   Form, Schedule or Registration Statement No: _____________
     3)   Party: ___________
     4)   Date Filed: ____________

                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2002

                                 ---------------

To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that our 2002 Annual General Meeting of Shareholders (the "Annual Meeting") will be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on May 31, 2002 at 10:00 a.m., Atlantic daylight savings time, for the following purposes:

     1. To elect three Class I directors to serve until our 2005 Annual Meeting (the "Board Nominees Proposal").

     2. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2002 fiscal year until our 2003 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

     3. To amend the excess share limitation provisions of our Bye-laws primarily to remove the exemption which excludes certain exempted persons from the prohibition on obtaining or exercising more than 9.9% of the voting rights attached to our issued and outstanding capital shares (the "Bye-laws Proposal").

     4. To consider, and if thought fit, approve an amendment to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Plan") under which the number of Common Shares reserved for issuance pursuant to grants of restricted stock and stock bonuses or upon the exercise of options granted under the 2001 Plan would be increased by 850,000 shares (the "2001 Plan Proposal").

     5. To consider, and if thought fit, approve an amendment to the RenaissanceRe Holdings Ltd. Directors Incentive Plan under which the number of Common Shares reserved for issuance pursuant to grants of restricted stock or upon the exercise of options granted under the Directors Plan would be increased by 150,000 shares (the "Directors Plan Proposal").

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2001, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All shareholders of record at the close of business on March 15, 2002, are entitled to notice of, and to vote at, the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,

James N. Stanard
Chairman of the Board
April [  ], 2002

                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                  MAY 31, 2002

                                 ---------------

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of RenaissanceRe Holdings Ltd. to be voted at our Annual General Meeting of Shareholders to be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on May 31, 2002 at 10:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to shareholders on or about April [ ], 2002.

     As of March 15, 2002, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding: (i) 21,564,869 our common shares, par value $1.00 per share (the "Full Voting Common Shares"), and (ii) 1,183,200 shares of our Diluted Voting Class I Common Shares, par value $1.00 per share (the "Diluted Voting Shares"). We refer to our Full Voting Common Shares and our Diluted Voting Shares in this Proxy Statement collectively as the "Common Shares." The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

     Holders of Full Voting Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Holders of Diluted Voting Shares are entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in ReniassanceRe represented by Controlled Common Shares (as defined below), but in no event greater than one vote for each share held. All of the Diluted Voting Common Shares currently carry one vote per share. With respect to any holder of Diluted Voting Shares, "Controlled Common Shares" means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and applicable rules and regulations thereunder.

     The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Common Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

At the Annual Meeting, shareholders will be asked to take the following actions:

     1. To elect three Class I directors to serve until our 2005 Annual Meeting (the "Board Nominees Proposal").

     2. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2002 fiscal year until our 2003 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

     3. To amend the excess share limitation provisions of our Bye-laws primarily to remove the exemption which excludes certain exempted persons from the prohibition on obtaining or exercising more than 9.9% of the voting rights attached to our issued and outstanding capital shares (the "Bye-laws Proposal").

     4. To consider, and if thought fit, approve an amendment to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Plan") under which the number of Common Shares reserved for issuance pursuant to grants of restricted stock and stock bonuses or upon the exercise of options granted under the 2001 Plan would be increased by 850,000 shares (the "2001 Plan Proposal").

     5. To consider, and if thought fit, approve an amendment to the RenaissanceRe Holdings Ltd. Directors Incentive Plan under which the number of Common Shares reserved for issuance pursuant to grants of restricted stock or upon the exercise of options granted under the Directors Plan would be increased by 150,000 shares (the "Directors Plan Proposal").

     At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2001, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

     All of the above Proposals will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws. PT Investments, Inc. ("PT Investments") and our directors and executive officers intend to vote their shares, representing in the aggregate approximately 13% of the outstanding voting rights attached to the Common Shares, in favor of each of the Proposals to be acted on at the Annual Meeting.

                           SOLICITATION AND REVOCATION

     PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of RenaisssanceRe. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

     All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of The New York Stock Exchange, Inc. (the "NYSE") that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any "broker non-votes" and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of RenaissanceRe a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

     We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $8,500, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The table below sets forth the names, ages and titles of our directors and executive officers as of March 15, 2002.

NAME                    AGE    POSITION

James N. Stanard         53    Chairman of the Board and Chief Executive Officer

William I. Riker         42    Director, President and Chief Operating Officer
                               of RenaissanceRe and Chief Operating Officer of
                               Renaissance Reinsurance

David A. Eklund          42    Executive Vice President of RenaissanceRe and
                               President and Chief Underwriting Officer of
                               Renaissance Reinsurance

John M. Lummis           44    Executive Vice President and Chief Financial
                               Officer

John D. Nichols, Jr.     41    Senior Vice President of RenaissanceRe and
                               President of Renaissance Underwriting Managers,
                               Ltd.

Arthur S. Bahr           70    Director

Thomas A. Cooper         65    Director

Edmund B. Greene         63    Director

Brian R. Hall            60    Director

William F. Hecht         58    Director

W. James MacGinnitie     63    Director

Scott E. Pardee          65    Director

     James N. Stanard has served as our Chairman of the Board and Chief Executive Officer since our formation in June 1993, and served as our President from inception until February 2002. Mr. Stanard is a Class II Director. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G's underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, Inc., USF&G's start-up reinsurance subsidiary. Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for underwriting, pricing and marketing activities of F&G Re during its first seven years of operations. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

     William I. Riker was appointed as one of our Directors in August 1998. Mr. Riker is a Class III Director. Mr. Riker was appointed as our President in February 2002, having previously served as our Executive Vice President since December 1997. Previously, Mr. Riker served as our Senior Vice President from March 1995 and as our Vice President -- Underwriting from November 1993. Mr. Riker also serves as Chief Operating Officer of both RenaissanceRe and Renaissance Reinsurance. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

     David A. Eklund has served as our Executive Vice President and Chief Underwriting Officer since February 1999 and has served as President of Renaissance Reinsurance since February 2002. Previously, he served as our Senior Vice President from February 1996 and as our Vice President -- Underwriting from September 1993. From November 1989 through September 1993, Mr. Eklund held various positions in casualty underwriting at Old Republic International Reinsurance Group, Inc., where he was responsible for casualty treaty underwriting and marketing. From March 1988 to November 1989, Mr. Eklund held various positions in operations of the catastrophe reinsurance business at Berkshire Hathaway Inc., where he was responsible for underwriting and marketing finite risk and property catastrophe reinsurance.

     John M. Lummis has served as our Executive Vice President since February 2001 and Chief Financial Officer since September 1997. Mr. Lummis served as Senior Vice President from September 1997 to February 2001. Mr. Lummis served as one of our directors from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer. Mr. Lummis served as Vice President -- Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel of USF&G Corporation from 1991 until 1995. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling.

     John D. Nichols, Jr. has served as our Senior Vice President - Structured Products since November 1999 and has served as President of Renaissance Underwriting Managers Ltd. since February 2000. Previously, he served as our Vice President - Finance from November 1997 and as our Assistant Vice President
- Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims. From September 1986 to August 1990, Mr. Nichols held various positions in finance at Monarch Capital Corporation. From June 1982 to August 1986, Mr. Nichols was a CPA with the accounting firm Matson, Driscoll and D'amico, specializing in audits of business interruption insurance claims for various clients.

     Arthur S. Bahr has served as one of our directors since our formation in June 1993. Mr. Bahr is a Class III Director. Mr. Bahr served as Director and Executive Vice President -- Equities of General Electric Investment Corporation, a predecessor to G.E. Asset Management Incorporated, which was a subsidiary of General Electric Company and a registered investment adviser, from 1987 until December 1993. Mr. Bahr served GEIC in various senior investment positions since 1978 and was a Trustee of General Electric Pension Trust from 1976 until December 1993. Mr. Bahr served as a Director and Executive Vice President of GE Investment Management Incorporated, a subsidiary of General Electric Company, and a registered investment adviser, from 1988 until his retirement in December 1993. From December 1993 until December 1995, Mr. Bahr served as a consultant to GEIC. As a result of reaching our recommended retirement age of 70, Mr. Bahr intends to resign from the Board following the Annual Meeting.

     Thomas A. Cooper has served as one of our directors since August 7, 1996. Mr. Cooper is a Class II Director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company since August 1993. Also from August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. From 1986 to April 1990, Mr. Cooper served as Chairman and Chief Executive Officer of Investment Services of America, one of the largest full service securities brokerage and investment companies in the United States.

     Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene currently serves as a consultant to Aon Corporation. Mr. Greene is a Class I Director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company since 1985, and previously served in various financial management assignments at General Electric Company since 1962.

     Brian Hall has served as one of our directors since August 1999. Mr. Hall is a Class I Director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. Mr. Hall started his career in the Bermuda insurance industry when he joined American International Group in 1958. He moved to International Risk Management Ltd. in 1964. In 1969 he founded Inter-Ocean Management Ltd. which entered into an association with Johnson & Higgins in 1970. Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd., and became a Director of Johnson & Higgins in 1989. After his retirement in 1997, Mr. Hall re-established Inter-Ocean Management Ltd.

     William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III Director. Mr. Hecht has served as President of PPL Corporation since 1991, and in the additional roles of Chairman and Chief Executive Officer since 1993. Mr. Hecht is a member of the executive committee of the Edison Electric Institute, a director of both the Nuclear Energy Institute and the National Association of Manufacturers, and past chairman and current board member of the Utility Business Education Coalition. He is also vice chairman of the Pennsylvania Business Roundtable, a member of the Pennsylvania Society and serves on the board of the TEAM Pennsylvania Foundation. He also serves on the board of Dentsply International.

     W. James MacGinnitie has served as one of our directors since February 2000. Mr. MacGinnitie is a Class II Director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Prior to that time, Mr. MacGinnitie was a Professor of Actuarial Science & Director of Actuarial Program at the University of Michigan, Ann Arbor, Michigan, from 1973 to 1975.

     Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I Director. Mr. Pardee serves as Alan R. Holmes Professor of Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            MANAGEMENT AND DIRECTORS

     The following table sets forth information as of March 15, 2002 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each of our directors; (iii) our Chief Executive Officer and each of the four remaining most highly compensated executive officers (collectively, the "Named Executive Officers"); and (iv) all of our executive officers and directors as a group. The total shares outstanding as of March 15, 2002 were 22,748,069.

                                                              NUMBER OF           PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    COMMON SHARES(2)       VOTING RIGHTS
---------------------------------------                    ----------------       -------------
FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts  02109..........................         2,195,645               9.7%

Janus Capital Corporation (4)
100 Fillmore Street
Denver, Colorado   80206..............................         2,015,385               8.9%

PT Investments, Inc. (5)
3003 Summer Street
Stamford, Connecticut  06904..........................         1,208,200               5.3%

James N. Stanard (6)..................................         1,424,549               6.3%
William I. Riker (7)..................................           384,007               1.7%
David A. Eklund (8)...................................           335,028               1.5%
John M. Lummis (9)....................................           157,919                *
John D. Nichols, Jr. (10).............................           132,346                *
Arthur S. Bahr (11)...................................            31,204                *
Thomas A. Cooper (12).................................            23,314                *
Edmund B. Greene (13).................................             8,850                *
Brian Hall (14).......................................            13,255                *
William F. Hecht .....................................                 -                -
W. James MacGinnitie (15).............................            14,950                *
Scott E. Pardee (16)..................................            22,591                *
All of our executive officers and directors                                             *
 (12 persons).........................................         2,548,013              11.2%

*Less than 1%


                         (footnotes appear on next page)

(1) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)      Unless otherwise noted, consists solely of Full Voting Common Shares.

(3) According to an amendment to a Statement on Schedule 13G filed with the Commission on February 14, 2002, FMR Corp. may be deemed to be the beneficial owner of 2,195,645 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G/A, Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management Trust Company, each have sole dispositive power over and sole power to vote or to direct the voting of 75,500 common shares, but neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds, which power resides with the Boards of Trustees of the various funds. According to this Schedule 13G/A, Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by its funds' Boards of Trustees. Further, according to this Schedule 13G/A, no one person covered by the Schedule 13G/A has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Edward C. Johnson or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4) According to a Statement on Schedule 13G filed with the Commission on February 11, 2002 by Janus Capital Corporation ("Janus") and Thomas H. Bailey, its Chairman, President and Chief Executive Officer, Janus may be deemed to be the beneficial owner of 2,015,385 Common Shares by reason of Janus' role as investment advisor or sub-advisor to investment companies and other clients who hold such shares. According to Janus' Schedule 13G, no one of Janus' investment company clients or other clients covered by the Schedule 13G has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G, we do not believe that Janus, Thomas H. Bailey or any of the Janus clients owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5) Consists of 1,183,200 Diluted Voting Shares and 25,000 Full Voting Common Shares owned directly by Kingsway PT Limited Partnership ("Kingsway").

(6) Includes 337,909 Common Shares issuable upon the exercise of options under the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "Incentive Plan") that are vested and presently exercisable, and 101,665 Restricted Shares, which have not vested. Also includes 233,815 shares held by a limited partnership for the benefit of Mr. Stanard's family.

(7) Includes 172,648 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 52,764 Restricted Shares which have not vested, and 1,556 shares indirectly held. Also includes 75,735 shares held by a limited partnership for the benefit of Mr. Riker's family.

(8) Includes 135,411 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 67,105 Restricted Shares which have not vested. Also includes 30,000 shares held by a limited partnership for the benefit of Mr. Eklund's family.

(9) Includes 83,058 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 27,463 Restricted Shares which are not vested and 1,500 Common Shares indirectly held. Also includes 29,228 shares held by a limited partnership for the benefit of Mr. Lummis' family.

(10) Includes 63,046 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 22,212 Restricted Shares which are not vested and 379 Common Shares indirectly held. Also includes 47,618 shares held by a limited partnership for the benefit of Mr. Nichols' family.

(11) Includes 810 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 18,667 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(12) Includes 646 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 18,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(13) Includes 670 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 8,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(14) Includes 805 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 12,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(15) Includes 703 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 12,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(16) Includes 810 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 20,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employee Credit Facility

     In order to encourage employee ownership of Common Shares, we have guaranteed certain loan and pledge agreements (collectively, the "Employee Credit Facility") between certain of our employees (the "Participating Employees") and Bank of America Illinois ("BofA"). Pursuant to the terms of the Employee Credit Facility, BofA has agreed to loan the Participating Employees up to an aggregate of $25 million. Each loan under the Employee Credit Facility is required to be initially collateralized by the respective Participating Employee with Common Shares or other collateral acceptable to BofA at a rate of 2.25 times the amount of each such loan. If the value of the collateral provided by a Participating Employee subsequently decreases below 1.5 times the outstanding loan amount, such Participating Employee must contribute additional collateral in the amount of such deficiency, or BofA can realize against the remaining collateral or accelerate the loan. Loans under the Employee Credit Facility are otherwise non-recourse to the Participating Employees.

Investors Rights Agreement

     On April 3, 2001, we entered into an Investors Rights Agreement with PT Investments and Kingsway. Pursuant to this agreement, PT Investments and Kingsway were granted certain information rights and PT Investments was granted certain observation rights relating to our Board of Directors. In addition, PT Investments and Kingsway were granted the right to request registrations of their Common Shares, subject to certain limitations. On December 14, 2001 we, PT Investments and Kingsway terminated this agreement.

Registration Statement on Form S-8

     We have filed a Registration Statement on Form S-8 under the Securities Act (File No. 333-06339) registering for sale an aggregate of 2,412,500 Full Voting Common Shares issued pursuant to the Incentive Plan and the Director Plan.

Lease Agreement

     In September 1998, we entered into a twenty-one year lease (the "Lease") with respect to a house in Paget Parish, Bermuda, occupied by William I. Riker. The property which is subject to the Lease is owned by the Bellevue Trust (the "Trust"). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein. Mr. Riker does hold an indirect economic interest through a personal loan provided indirectly to the Trust. We have prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then we will be repaid all outstanding amounts due under the remaining term of the Lease. We believe that the terms of the Lease reasonably represent market value terms appropriate for the Bermuda residential property market.

Certain Reinsurance Transactions

     We have in force several reinsurance treaties with affiliates of or parties otherwise related to PT Investments covering property catastrophe risks in several geographic zones. The terms of these treaties were determined in arm's length negotiations and we believe that such terms are comparable to terms we would expect to negotiate in similar transactions with unrelated parties. For the year ended December 31, 2001, we received $35 million in reinsurance premiums from treaties with affiliates of or parties related to PT Investments.

                      BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

                                    Overview

     During 2001, the Board met four times, the Audit Committee met four times, the Investment Committee met four times, the Compensation Committee met four times and the Nominating Committee met one time. During 2001, each of our Directors attended all meetings of the Board and any Committee on which they served, with the exception of Mr. Kewsong Lee who did not attend our February 2001 Board Meeting prior to his planned resignation from the Board following our May 2001 Annual General Meeting.

     As a result of reaching our recommended retirement age of 70, Mr. Bahr intends to resign from the Board following the Annual Meeting. The Board will fill any committee vacancies arising as a result or from time to time pursuant to the provisions of our Bye-laws.

Audit Committee

     The Audit Committee of the Board presently consists of Messrs. Hall, Greene and Pardee. The Board has determined that all members of the Audit Committee meet the independence standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission; (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Audit Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Board has adopted and approved a written charter which governs the Audit Committee.

Compensation Committee

     The Compensation Committee of the Board presently consists of Messrs. Bahr, Cooper and Hecht, and has the authority to establish compensation policies and recommend compensation programs to the Board, and has the authority to grant options ("Options") and restricted Full Voting Common Shares (the "Restricted Shares") under the Incentive Plan and to administer the Incentive Plan and our bonus plan.

Investment Committee

     The Investment Committee of the Board presently consists of Messrs. MacGinnitie, Pardee and Riker, and has the authority to establish investment policies and the responsibility for oversight of investment managers of our investment portfolio.

Nominating Committee

     The Nominating Committee of the Board presently consists of Messrs. Stanard, Greene and Pardee, and has the authority to consider and approve, on behalf of the full Board, nominees to the Board, and to fill any vacancies on the Board which may occur from time to time.

     The Nominating Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe's outstanding paid up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (the "Proxy Filings"). The written notice must also include the following information with regard to the shareholder giving the notice: (i) the name and record address of such shareholder; (ii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his name and address) pursuant to which the nomination(s) are to be made by such shareholder; (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Special Transaction Committee

     The Special Transaction Committee of the Board presently consists of Messrs. Cooper, MacGinnitie and Stanard and has the authority of the Board to consider and approve, on behalf of the full Board, strategic investments and other possible transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2001 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that (except as set forth below) during the 2001 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act. An Initial Statement of Beneficial Ownership on Form 3 for Mr. Hecht, who was appointed to our Board in November 2001, was filed with the Commission on March 7, 2002. At the time of his appointment and as of the date of this Proxy Statement, Mr. Hecht did not beneficially own any of our equity securities.

                             AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

     The Audit Committee oversees RenaissanceRe's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with Ernst & Young, our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and RenaissanceRe including the matters in the written disclosures required by the Independence Standards Board.

     The Audit Committee discussed with RenaissanceRe's independent auditors the overall scopes and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe's independent auditors.

                                            Brian R. Hall, Chair
                                            Edmund B. Greene
                                            Scott E. Pardee

                   EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report on Executive Compensation

     Executive Compensation Policy. Our compensation policy for all of our executive officers is formulated and administered by the Compensation Committee of the Board. The components of our compensation policy include salary, annual bonus, and long-term incentives, consisting of stock options, restricted stock and a long-term incentive bonus plan. The Compensation Committee also administers the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, or the "2001 Plan", under which the Compensation Committee periodically grants Options and Restricted Shares to executive officers and other employees. Exercise prices and vesting terms of Options granted under our incentive plans are in the sole discretion of the Compensation Committee.

     The primary goals of our compensation policy are to continue to attract and retain talented executives at our offshore location, to reward results (i.e., contribution to shareholder value, financial performance and accomplishment of agreed-upon projects) and to encourage teamwork. Financial performance factors include return on equity and earnings per share growth. The Compensation Committee believes that the total compensation awarded should be concentrated in equity-based incentives to link the interests of executives closely with the interests of our shareholders. In determining the level of executive compensation, the Compensation Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions at selected peer companies, combined with an evaluation of the executive's performance.

     We have entered into employment agreements with each of our senior executive officers, all other officers of RenaissanceRe and certain other professional employees. These employment agreements were entered into to recognize the significant contribution of the officers to our success and the enhancement of shareholder value, to seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by weighting significantly the compensation of such officers with equity-based incentives. The Compensation Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Committee may also award discretionary annual cash bonuses.

     In accordance with the goals and evaluations of the Compensation Committee, the Compensation Committee has approved the Stock Bonus Plan and the Long Term Incentive Bonus Plan. Under the Stock Bonus Plan eligible employees may elect to receive a grant of Common Shares of up to 50 percent of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Long Term Incentive Bonus is available to each of our executive officers and other officers and entitles those individuals to an incentive bonus based on cumulative returns on equity, and earnings per share over a multi-year period.

     The Committee may also grant Options and/or Restricted Shares to such executives. Generally, Options are granted at a price equal to the fair market value of the Full Voting Common Shares on an average fair market value of the five days prior to the date of the grant. The Compensation Committee believes that such executives' beneficial ownership positions in RenaissanceRe, as a result of their respective personal investments and the Options and Restricted Shares granted to them, causes their interests to be well aligned with those of RenaissanceRe and of our shareholders.

     In 2000 we generally provided our executives with Option grants larger than prior annual grants and intended these 2000 grants to substitute for annual grants in 2000, 2001, and 2002. Accordingly, in 2001 we did not grant any options to Messrs. Riker or Eklund, except reload options issued in accordance with the 2001 Plan. In addition, in 2001 the Committee awarded 30,000 Options to each of Messrs. Lummis and Nichols, together with reload options issued in accordance with the 2001 Plan. The Committee retains the discretion to make additional grants if it deems necessary or appropriate.

     Currently, approximately 900,000 Common Shares remain available for grants collectively under the 2001 Plan. The Compensation Committee believes that this number may not be sufficient to satisfy the anticipated need for additional grants to our employees. Therefore, the Compensation Committee and the Board are proposing to amend the 2001 Plan to increase the number of Common Shares reserved for issuance by 850,000 shares.

     Chief Executive Officer's Compensation. The compensation of James N. Stanard, our President and Chief Executive Officer, is determined and reviewed by the Compensation Committee. In determining Mr. Stanard's compensation, the Compensation Committee evaluates Mr. Stanard's contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation Committee considers subjective factors, such as Mr. Stanard's dedication and leadership abilities, as well as objective factors, such as his impact on our financial and operating performance. The Compensation Committee believes that our continuing development, our operating results, our execution of our capital plan, our success in motivating our employees, the articulation of our strategic vision and our current market position were significantly impacted by Mr. Stanard and members of his management team.

     In recognition of Mr. Stanard's long term contribution to RenaissanceRe and to the enhancement of shareholder value, the Committee resolved that it would be in the best interests of RenaissanceRe and our shareholders to retain Mr. Stanard to ensure that his contribution to RenaissanceRe and our shareholders would continue.

     Consistent with the Compensation Committee's general compensation philosophy for our executives, Mr. Stanard's compensation has been weighted significantly towards equity-based incentives. In 2000 we granted Mr. Stanard an option to purchase 200,000 Common Shares, which grant was larger than prior annual grants and intended to substitute for annual grants in 2000, 2001, and 2002. Accordingly, in 2001 we did not grant any options to Mr. Stanard, except reload options issued in accordance with the 2001 Plan. However, the Committee retains discretion to make additional grants if it deems necessary or appropriate. The Compensation

Committee believes that Mr. Stanard's beneficial ownership position in RenaissanceRe, as a result of his personal investment and the Options and Restricted Shares granted to him, cause his interests to be well aligned with the long term interests of RenaissanceRe and our shareholders.

     Mr. Stanard's cash bonus payments for 2001 were governed by the terms of his Fourth Amended and Restated Employment Agreement. See "CEO Employment Agreement."

     RenaissanceRe is not a United States taxpayer, therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to RenaissanceRe's compensation payments.


                                          Thomas A. Cooper, Chair
                                          Arthur S. Bahr
                                          William F. Hecht

Performance Graph

     The following graph compares cumulative return on our Common Shares including reinvestment of dividends on our Common Shares to such return for the Standard & Poor's ("S&P") 500 Composite Stock Price Index and S&P's Property-Casualty Industry Group Stock Price Index, for the five-year period commencing January 1, 1996 and ending on December 31, 2001, assuming $100 was invested on January 1, 1996. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from January 1, 1996 through December 31, 2001. As depicted in the graph below, during this period, the cumulative total return (1) on our Common Shares was 233.67%, (2) for the S&P 500 Composite Stock Price Index was 66.23% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 37.69%.


                     COMPARISON OF CUMULATIVE TOTAL RETURN

  [THE FOLLOWING TABLE IS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL]

S&P 500 S&P P&C RNR
--------------------------------------------------------------------------------
              RenaissanceRe             S&P 500            S&P Property-Casualty
              Holdings, Ltd.                               Industry Group
                                                           Stock Price Index
--------------------------------------------------------------------------------
12/31/96          100.00                 100.00                  100.00
--------------------------------------------------------------------------------
12/31/97          133.36                 142.61                  137.04
--------------------------------------------------------------------------------
12/31/98          171.47                 129.62                  116.91
--------------------------------------------------------------------------------
12/31/99          207.55                  93.95                  135.65
--------------------------------------------------------------------------------
12/31/00          188.67                 149.14                  268.25
--------------------------------------------------------------------------------
12/31/01          166.23                 137.69                  333.67
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers during the years ended December 31, 2001, 2000, and 1999.

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                                        LONG-TERM COMPENSATION
                        ---------------------------------------------  -------------------------------------------------------------
Name and                                                               Restricted     Securities
Principal                                             Other Annual        Stock       Underlying       LTIP            All Other
Position                Year    Salary   Bonus (1)   Compensation (2)   Awards (3)  Options/SARs (4)  Payments (5)  Compensation (6)
---------------------------------------------------------------------  -------------------------------------------------------------
James N. Stanard
  Chairman and Chief    2001  $470,055  $2,163,398      $286,976        $8,094,600     207,218         $652,387         $30,000
  Executive Officer of  2000   450,000   2,079,640       283,760           413,222     582,204          581,174          30,000
  RenaissanceRe         1999   434,167   1,849,640       321,775           397,218     101,004          528,550          30,000

William I. Riker
  President and Chief   2001  $307,416  $  582,730      $236,996        $  540,154      20,758         $127,906         $30,000
  Operating Officer of  2000   294,300     542,288       236,823           412,809     207,724           94,717          30,000
  RenaissanceRe and     1999   284,175     412,288       208,794           327,542      45,130           67,592          30,000
  Chief Operating
  Officer of
  Renaissance
  Reinsurance

David A. Eklund
  Executive Vice        2001  $284,644  $  475,569      $242,269        $  516,772     106,275         $127,906         $30,000
  President of          2000   272,500     431,844       298,267           387,809     199,731           94,717          30,000
  RenaissanceRe and     1999   263,125     381,844       238,306         3,023,771      46,112           67,592          30,000
  President of
  Renaissance
  Reinsurance

John M. Lummis
  Executive Vice        2001  $228,363  $  301,392      $160,843        $  397,300      32,051         $ 45,178         $30,000
  President and Chief   2000   207,100     330,000       165,683         1,233,531      96,909           25,678          30,000
  Financial Officer of  1999   199,975     202,500       154,751           252,645      25,795            6,928          30,000
  RenaissanceRe

John D. Nichols, Jr
  Senior Vice           2001  $208,913  $  207,810      $128,916        $  283,273      40,761         $ 25,118         $30,000
  President of          2000   200,000     295,000       112,721         1,095,885      83,292           12,313          30,000
  RenaissanceRe and     1999   186,667     144,000       115,818           160,482      15,075             --            30,000
  President of
  Renaissance
  Underwriting
  Managers

(1) The Annual Bonuses include grants of Common Shares that were issued in lieu of a cash bonus under the Stock Bonus Plan described below: for 2001 for Messrs. Riker, Eklund, Lummis and Nichols of 3,282, 2,917, 2,352 and 1,622, respectively; for 2000 for Messrs. Riker, Eklund, Lummis and Nichols of 5,378, 4,706, 3,361 and 2,622, respectively; and for 1999 for Messrs. Riker, Eklund, Lummis and Nichols of 3,497, 3,916, 2,832 and 2,014, respectively. The 2001, 2000 and 1999 amounts also include $1,349,640, $162,288, and $101,844 in respect of an Additional Bonus and related taxes for Messrs. Stanard, Riker, and Eklund, respectively.

(2) The 2001 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $127,520 and $106,693, for Messrs.
         Stanard, Riker, Eklund, Lummis and Nichols, respectively. The 2000 amounts include housing expense reimbursement in the amount of $231,000, $180,000, $180,000, $108,000 and $90,000 for Messrs. Stanard,
         Riker, Eklund, Lummis and Nichols, respectively.

         The 1999 amounts include housing expense reimbursement in the amount of $252,024, $180,000, $180,000, $108,000 and $90,000, for Messrs.
         Stanard, Riker, Eklund, Lummis and Nichols, respectively.

(3) During 2001, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 10,000, 5,150, 5,150, 3,850 and 2,800 Restricted Shares,
         respectively, which vest ratably over four years. In addition during 2001, Messrs. Riker, Eklund, Lummis and Nichols were granted 3,282, 2,917, 2,352 and 1,622 Restricted Shares, respectively, which related to our Stock Bonus Plan, whereby certain officers and employees are allowed to receive up to 50% of their bonus in stock which is matched with Restricted Shares which vests over four years. Also, in 2001, Mr. Stanard received 100,000 Restricted Shares in connection with an employment agreement he entered into in March 2001. During 2000, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 11,111, 5,722, 5,722, 4,278 and 3,111 Restricted Shares, respectively, which vest ratably over four years. In addition during 2000, Messrs. Riker, Eklund, Lummis and Nichols were granted 5,378, 4,706, 3,361 and 2,622 Restricted Shares, respectively, which related to our Stock Bonus Plan. Also, in 2000, Mr. Lummis and Mr. Nichols were granted 24,000 and 22,500 Restricted Shares, respectively, which vest over a four-year period. In 1999, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 11,111, 5,665, 5,665, 4,235 and 2,475 Restricted Shares, respectively, which vest ratably over four years. In addition during 1999, Messrs. Riker, Eklund, Lummis and Nichols were granted 3,497, 3,916, 2,832 and 2,014 Restricted Shares, respectively, which related to our Stock Bonus Plan. Also, in 1999, Mr. Eklund was granted 75,000 Restricted Shares in connection with an employment agreement he entered into in July 1999. Shares received by Mr. Eklund in 1999 in connection with his employment agreement, vest ratably over five years. Based on the price of the Full Voting Common Shares on March 15, 2002 of $104.39 per share, the aggregate value of unvested Restricted Shares held by Messrs. Stanard, Riker, Eklund, Lummis and Nichols on such date was $10,611,765, $5,508,034, $7,005,091, $2,866,863 and $2,318,711,
         respectively.

(4) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during each of 2001, 2000 and 1999, as applicable.

(5) Represents the amounts payable to Messrs. Stanard, Riker, Eklund, Lummis and Nichols as part of the Long Term Incentive Bonus Plan, as described below.

(6) Represents the amounts contributed to the account of each Named Executive Officer under our profit sharing retirement plan.

                            STOCK OPTION GRANTS TABLE

         The following table sets forth information concerning individual grants of Options to purchase Full Voting Common Shares made to the Named Executive Officers during 2001. Except as set forth below, the options granted to our Executive Officers in 2001 consisted solely of Reload Options.

                           NUMBER OF        % OF TOTAL                                  POTENTIAL REALIZABLE VALUE AT
                           SECURITIES        OPTIONS         EXERCISE                  ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING       GRANTED TO       OR BASE     EXPIRATION             APPRECIATION FOR
NAME                    OPTIONS GRANTED     EMPLOYEES         PRICE         DATE                  OPTION TERM
---------------------------------------------------------------------------------------------------------------------------
                                                                                             5%                10%
                                                                                      -------------------------------------
James N. Stanard         11,064  (1)          2.21%           $99.79      5/14/2009       $490,710         $1,160,439
                         44,220  (1)          8.84%           $99.79      3/26/2005       $796,923         $1,690,440
                         36,466  (1)          7.29%           $99.79       5/6/2008     $1,362,359         $3,133,802
                         76,312  (1)         15.26%           $99.79      6/23/2007     $2,415,423         $5,428,705
                         29,471  (1)          5.89%           $99.79       8/6/2006       $770,114         $1,691,488
                         18,635  (1)          3.72%           $99.79       5/4/2010       $957,036         $2,324,986

William I. Riker          9,597  (1)          1.92%           $99.79       5/4/2010       $492,872         $1,197,365
                          3,091  (1)          0.06%           $99.79      5/14/2009       $137,092           $324,197
                          3,167  (1)          0.63%           $99.79       5/6/2008       $118,318           $272,165
                          4,903  (1)          0.98%           $99.79      6/23/2007       $155,190           $348,791

David A. Eklund           8,325  (1)          1.67%          $100.80      5/14/2009       $371,348           $877,510
                         30,910  (1)          6.17%          $100.80       8/6/2006       $794,416         $1,756,579
                          5,385  (1)          1.08%           $81.03      6/30/2005       $105,438           $224,992
                         13,969  (1)          2.79%          $100.80       5/4/2010       $721,817         $1,752,212
                         24,399  (1)          4.88%          $100.80      6/23/2007       $775,765         $1,742,284
                          9,108  (1)          1.82%          $100.80      3/26/2005       $164,355           $348,393
                         14,179  (1)          2.84%          $100.80       5/6/2008       $532,461         $1,223,905

John M. Lummis            2,051  (1)          0.41%           $93.62       5/6/2008        $69,884           $160,080
                         30,000  (2)          6.00%          $101.55      11/8/2011     $1,915,927         $4,855,336

John D. Nichols, Jr.        785  (1)          0.16%           $82.16       8/6/2006        $19,733            $44,147
                            972  (1)          0.19%           $82.16      6/23/2007        $29,006            $66,425
                            284  (1)          0.06%           $93.82      6/23/2007         $8,176            $18,297
                          7,937  (1)          1.59%           $82.16      11/6/2005       $169,004           $370,780
                            783  (1)          0.16%           $93.82       5/4/2010        $36,933            $89,319
                         30,000  (2)          6.00%          $101.55      11/8/2011     $1,915,927         $4,855,336

(1) Except as set forth above, the options granted consist solely of "Reload Options" granted under the Incentive Plan. Pursuant to the terms of the Incentive Plan, Reload Options are fully exercisable on the date of grant.

(2) The 30,000 options granted to each of Mr. Lummis and Mr. Nichols in November 2001 vest at the rate of 25% on each of November 8, 2002, 2003, 2004 and 2005.

                      AGGREGATE STOCK OPTION EXERCISE TABLE

     The following table sets forth information regarding the exercise of Options by Named Executive Officers during 2001. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 2001. The values of unexercised Options are based on a fair market value of $95.40 per share on December 31, 2001.

                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             NUMBER OF                              UNDERLYING UNEXERCISED      IN THE MONEY OPTIONS
                          SHARES ACQUIRED            VALUE           OPTIONS EXERCISABLE/           EXERCISABLE/
NAME                        ON EXERCISE          REALIZED (1)            UNEXERCISABLE           UNEXERCISABLE (2)
-----------------------------------------------------------------------------------------------------------------------
James N. Stanard               349,979            $13,353,866          255,472 / 199,999      $3,112,296 / $11,509,782

William I. Riker                53,834             $3,300,839          131,482 / 103,085      $3,272,114 / $5,932,638

David A. Eklund                168,595             $7,034,508          94,245 / 103,085           $0 / $5,932,638

John M. Lummis                   4,000               $182,480          71,659 / 107,647       $3,484,337 / $4,462,733

John D. Nichols, Jr.             8,692               $878,491           58,014 / 83,537       $2,260,459 / $3,084,002



(1) The values realized are based on the fair market value of the Full Voting Common Shares on the date of exercise less the Option exercise price.

(2) The values are based on the fair market value of the Full Voting Common Shares on December 31, 2001, less the applicable Option exercise price.

Long Term Incentive Plan

     We maintain a Long Term Incentive Bonus Plan for our officers. In general under the Plan, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The plan provides for sequential four-year performance cycles; accordingly, additional four-year periods are expected to become effective under the Plan each calendar year. With respect to any fiscal year within the four-year period, 50 percent of an officer's target bonus amount generally will be payable only if our operating earnings per share ("EPS") targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity ("ROE") targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant's bonus amount for such year, our underperformance in one category, or in one year, can be offset by our out performance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation Committee.

     The table below sets forth the estimated payments to be made to the Named Executive Officers with respect to the 1999, 2000 and 2001 five-year cycles in place, if the EPS and ROE targets are met. Payments actually received in the calendar years indicated may include additional amounts earned with respect to future five-year period cycles. In addition, the amounts below are estimates and amounts to be paid under the 1999, 2000 and 2001 plans may vary from such estimates based on our results.

              LONG TERM INCENTIVE PLAN - FUTURE ESTIMATED PAYMENTS


                           2002           2003           2004          2005
                       ---------------------------------------------------------
James N. Stanard         $159,768       $159,768       $107,143       $54,493

William I. Riker          $84,532        $84,532        $57,407       $29,197

David A. Eklund           $84,532        $84,532        $57,407       $29,197

John M. Lummis            $58,433        $58,433        $39,683       $20,183

John D. Nichols, Jr.      $38,371        $38,371        $26,058       $13,253


Director Compensation

     The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Plan"), provides equity compensation for those of our directors (the "Non-Employee Directors") who are not employees of RenaissanceRe or its affiliates. The Directors Plan provides for (i) annual grants of Full Voting Common Shares with an aggregate fair market value of $20,000, which vest ratably over a three year period; (ii) annual grants of options to purchase 4,000 Full Voting Common Shares at an exercise price equal to the fair market value of the Full Voting Common Shares on the date of grant or as otherwise determined by the Board, which vest ratably over a three year period; and (iii) other grants at the discretion of the Board. Non-Employee Directors also receive an annual retainer of $15,000 under the Directors Plan. Non-Employee Directors also receive a fee of $1,000 for each Board meeting attended and a fee of $500 for each Board committee meeting attended. Additionally, we provide to all directors reimbursement of all expenses incurred in connection with service on the Board.

     In 2001, we did not grant any Options to our Non-Employee Directors. In 2000 we generally granted each Non-Employee Director an Option to purchase 12,000 Common Shares, which grant was larger than recent annual grants and intended to substitute for our customary annual grants in 2000, 2001 and 2002. Mr. Bahr was granted Options to purchase 4,000 shares, in anticipation of a shorter term of service relating to our recommended retirement age. However, the Committee retains discretion to make additional grants if it deems necessary or appropriate.

     Currently, 73,944 Common Shares remain available for grants under the Directors Plan. The Board believes that this number may not be sufficient to satisfy the anticipated need for future grants to our non-employee directors. Therefore, the Board is proposing to amend and restate the Directors Plan to increase the share reserve by 150,000 Common Shares.

CEO Employment Agreement

     On March 13, 2001, we entered into a Fourth Amended and Restated Employment Agreement with Mr. Stanard (the "CEO Employment Agreement"). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of RenaissanceRe and Renaissance Reinsurance until July 1, 2005, unless terminated earlier as provided therein.

     The CEO Employment Agreement currently provides for a base salary of $450,000 per year. Mr. Stanard is entitled to certain expense reimbursements related to housing, automobile, traveling and other expenses and is also entitled to the reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties, Mr. Stanard may receive an annual bonus consistent with the treatment of our other executive officers at the discretion of the Compensation Committee. Mr. Stanard is entitled to an additional annual bonus of $815,000 provided that RenaissanceRe meets the agreed upon earnings per share targets (the "Additional Bonus"). Mr. Stanard is also entitled to additional payment (the "Gross-up Payment") in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, is equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. The Additional Bonus and Gross-up payment are payable on each of June 30, 2002, 2003, 2004 and 2005. The CEO Employment Agreement provides that the Additional Bonus for each year will be increased or decreased by 2.5% for each 1% increase or decrease (as the case may be) in the agreed upon earnings per share targets for the applicable year, provided that, in no event will the Additional Bonus in any year exceed $1,222,500 or be less than $407,500. The Additional Bonus is calculated and paid on a cumulative simple average basis in a manner consistent with the calculation and payment of bonuses under our Long Term Incentive Plan.

     Mr. Stanard is also eligible to earn an incentive bonus of $475,000 per year (the "Incentive Bonus"), payable on June 2003, June 2004, June 2005, and June 2006. Incentive Bonuses shall be paid only if we meet cumulative Return on Equity ("ROE") targets for each immediately preceding fiscal year to be established by the Board and reflected in our then current business plan. ROE shall be computed on a cumulative basis; i.e., percentage excesses or shortfalls against annual targets will be applied toward subsequent fiscal years. Accordingly, an Incentive Bonus which is not payable for a given fiscal year as a result of our failure to meet the cumulative ROE target for that year shall be payable in a later year if we meet the cumulative ROE target for that subsequent year. Mr. Stanard is also entitled to receive the Incentive Bonus scheduled to be paid in June 2002, as provided under his prior employment agreement.

     The CEO Employment Agreement provides that Mr. Stanard shall be entitled to participate in the 2001 Plan and any successor plan, such participation to be commensurate with his position as Chief Executive Officer. Effective as of the date of the CEO Employment Agreement, we granted to Mr. Stanard 100,000 shares of our restricted common shares (the "Restricted Stock"). The Restricted Stock vests at the rate of 25% a year with the first installment vesting as of July 1, 2002. The vesting of the Restricted Stock and any future awards granted under the 2001 Plan shall be accelerated in the event of a termination of Mr. Stanard's employment by us without Cause, or by Mr. Stanard for Good Reason, or by reason of

Executive's death or disability unless, with respect only to future awards, Mr. Stanard is otherwise notified by us at the time of grant.

     The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to RenaissanceRe's business, and not engage in competitive business activities. As described below, the non-competition obligation may extend for up to one year after termination of Mr. Stanard's employment. In addition, Mr. Stanard is required to maintain in confidence, and not use for his own benefit, any business secrets or other confidential information concerning our business or policies.

     The CEO Employment Agreement provides that, in general, upon a termination of Mr. Stanard's employment for any reason other than death, disability or, prior to a Change in Control (as defined in the CEO Employment Agreement), a termination by us without Cause or by Mr. Stanard for Good Reason, Mr. Stanard may not engage in business practices competitive with our business for a period of one year from termination. In exchange for this non-competition obligation, Renaissance Reinsurance is required to pay Mr. Stanard an amount equal to his then current base salary and the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years, in twelve equal monthly installments. Upon certain terminations of employment, we may, within 14 days of such termination, elect not to enforce the non-competition obligation, in which case it is not obligated to pay the amounts described in the preceding sentence. The CEO Employment Agreement also provides for acceleration of the Additional Bonus and Gross-up Payment upon certain terminations. These payments may be payable on the date of the termination or on the last day of the non-competition period, depending on the reason for termination and whether a Change in Control has occurred.

     In the event that a Change in Control occurs and, on or within one year following the date thereof, Mr. Stanard's employment is terminated without Cause or voluntarily by him for Good Reason, we will be required to pay him within fifteen days following the date of such termination, in lieu of the payments described in the immediately preceding paragraph, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the CEO Employment Agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Stanard over the preceding three fiscal years (excluding the Additional Bonus, the Incentive Bonus and any extraordinary or non-recurring bonus).

     The CEO Employment Agreement also provides that, in the event of a termination by us of Mr. Stanard's employment without Cause, by Mr. Stanard with Good Reason, or by reason of Mr. Stanard's death or disability, Mr. Stanard will be paid an Incentive Bonus equal to the aggregate amount of Incentive Bonuses payable through June 2006 reduced by the aggregate amount of all previous Incentive Bonuses paid to Mr. Stanard. These payments are required to be made irrespective of whether applicable ROE targets have been met.

Employment Agreements with Other Named Executive Officers

     We have entered into employment agreements with each of Messrs. Riker, Eklund, Lummis and Nichols. The structure and terms of these agreements are substantially similar. Under these agreements, the executives receive a base salary at a rate to be determined by the Board of Directors of RenaissanceRe in its discretion, upon the recommendation of RenaissanceRe's Chief Executive Officer; (ii) provide for discretionary bonuses; (iii) expense reimbursement for housing and automobile expenses, including a tax reimbursement payment to the extent reimbursement of housing expenses results in additional income tax liability. The agreements contain provisions relating to exclusivity of services, non-competition and confidentiality, which are similar to those contained in the CEO Employment Agreement.

     Upon termination of an executive's employment for any reason other than death or disability, we will be required to continue to pay the executive, for a period of two years, his then current base salary and an amount equal to the highest regular annual bonus paid or payable to the executive over the preceding three fiscal years. These payments will be made in equal monthly installments commencing one month after the executive's termination of employment and are paid in exchange for the executive's undertaking not to compete with us for two years after the termination. Under certain circumstances, we may elect not to enforce the executive's non-compete obligations and, therefore, not to make the payments described in the preceding sentence. In the event that a Change in Control (as defined in the agreements) occurs and, on or within two years following the date of such Change in Control, the applicable executive's employment is terminated without Cause, or the applicable executive terminates his employment for "Good Reason" we would be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the executive's employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years excluding any extraordinary or non-recurring bonus (the "Change in Control Payment"). In addition, the shares of Restricted Stock that were granted to the executives under the employment agreements will, to the extent not vested, become fully vested on the date of a termination asset forth in the preceding sentence.

     On February 4, 1998, Mr. Riker entered into an amended employment agreement in connection with his appointment at that time as President and Chief Operating Officer of Renaissance Reinsurance to replace the employment agreement between him and Renaissance entered into in July 1997. The amended agreement expires on June 30, 2003 (unless sooner terminated as provided therein) and is substantially similar to Mr. Riker's previous agreement, except that the new agreement provided for the grant of 75,000 shares of Restricted Stock that will vest at the rate of 20% per year on a cumulative basis, commencing on June 30, 1999.

     On July 1, 1999, Mr. Eklund entered into an amended employment agreement in connection with his appointment at that time as Executive Vice President and Chief Underwriting Officer of Renaissance Reinsurance to replace the employment agreement between him and Renaissance Reinsurance entered into in May 1997. The amended agreement expires on June 30, 2004 (unless sooner terminated as provided therein) and is substantially similar to Mr. Eklund's previous employment agreement, except that the new agreement provides for the grant of 75,000 shares of Restricted Stock vesting at the rate of 20% per year on a cumulative basis, commencing on May 14, 2000.

     On June 1, 2000, Mr. Lummis entered into an employment agreement to replace his prior employment agreement entered into in October 1997. The agreement has successive one-year terms, unless we or Mr. Lummis gives 30 days' notice of election not to extend the term.

     On June 1, 2000, Mr. Nichols entered into his current employment agreement. The amended agreement will be extended for successive one-year periods, unless we or Mr. Nichols gives 30 days notice of election not to extend the term. Under Mr. Nichols' employment agreement, in the event of our termination of Mr. Nichols without cause, rather than two years salary continuation, Mr. Nichols will receive monthly payments during such period of $395,000. In exchange for such payments, Mr. Nichols will be subject to non-compete obligations for a period not to exceed one year from the date of termination.

Stock Bonus Plan

     We maintain an employee stock bonus plan (the "Stock Bonus Plan") pursuant to which the Board may issue Common Shares under the Incentive Plan. Under the Stock Bonus Plan, eligible employees may elect to receive a grant of Common Shares of up to 50% of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Restricted Shares vest ratably over four years. During the restricted period, the employee receives dividends on and votes the Restricted Shares, but the Restricted Shares may not be sold, transferred or assigned. In 2001, we issued 25,110 Common Shares and 25,110 matching Restricted Shares under the Stock Bonus Plan having an aggregate value of approximately $3.2 million.

                    PROPOSAL 1 -- THE BOARD NOMINEES PROPOSAL

     Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At our 2002 Annual Meeting, our shareholders will elect the Class I Directors, who will serve until our 2005 Annual Meeting. Our incumbent Class II Directors are scheduled to serve until our 2003 Annual Meeting and our incumbent Class III Directors are scheduled to serve until our 2004 Annual Meeting.

     Three directors are nominated for election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

                                    NOMINEES

CLASS I DIRECTORS (WHOSE TERMS WILL
EXPIRE (IF ELECTED) IN 2005):

NAME                                       AGE            POSITION
Edmund B. Greene                           63             Director
Brian Hall                                 60             Director
Scott E. Pardee                            65             Director

                              CONTINUING DIRECTORS

CLASS II DIRECTORS (WHOSE TERMS
EXPIRE IN 2003):

NAME                                       AGE            POSITION
Thomas A. Cooper                           65             Director
W. James MacGinnitie                       63             Director
James N. Stanard                           53             Director

CLASS III DIRECTORS (WHOSE TERMS
EXPIRE IN 2004):

NAME                                       AGE            POSITION
Arthur S. Bahr(1)                          70             Director
William F. Hecht                           58             Director
William I. Riker                           42             Director

--------------------------
(1) Mr. Bahr will resign from the Board following the Annual Meeting, as a result of reaching our recommended retirement age. Thereafter, Class III would consist of two directors.

RECOMMENDATION AND VOTE

     Approval of our Board Nominees Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE BOARD NOMINEES PROPOSAL.

                       PROPOSAL 2 -- THE AUDITORS PROPOSAL

     Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2002 fiscal year until the 2003 Annual Meeting. Ernst & Young served as our independent auditors for the 2001 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors' remuneration to the Board.

Fees billed to us by Ernst & Young during the 2001 fiscal year:

Audit Fees:

     Audit Fees billed to us by Ernst & Young during our 2001 fiscal year for review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $318,000.

Financial Information Systems Design and Implementation Fees:

     We did not engage Ernst & Young to provide advice to us regarding financial information systems design and implementation during our 2001 fiscal year.

All Other Fees:

     Fees billed to us by Ernst & Young during our 2001 fiscal year for all other non-audit services rendered to us totaled $429,900 and related to fees for tax related services ($194,900), fees associated with advisory services related to filings with the Securities and Exchange Commission and related capital markets transactions ($186,900) and other miscellaneous fees ($48,110). Fees during 2001 reflected a relatively high level of capital markets activity.

     In addition, the Audit Committee considered whether the information technology and other non-audit consulting services provided by Ernst & Young could impair the independence of Ernst & Young. The Committee concluded that such services did not impair the auditor's independence.

RECOMMENDATION AND VOTE

     Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AUDITORS PROPOSAL.

                       PROPOSAL 3 - THE BYE-LAWS PROPOSAL

     The Board has determined that it is in the best interests of RenaissanceRe and its shareholders to remove the exemption which exempts certain persons from the prohibition in our Bye-laws on obtaining or exercising more than 9.9% of the voting rights attached to our issued and outstanding capital shares. This prohibition applies to all of our other shareholders. If this proposal is adopted by our shareholders, we would accordingly amend Bye-law 46A of our Bye-laws in the form attached hereto as Appendix A. In addition, we have also proposed certain technical amendments to Bye-law 46A, which are described below.

BACKGROUND AND REASONS FOR THE ADOPTION OF THE BYE-LAW PROPOSAL.

     Our Bye-laws currently restrict all holders of our capital shares, other than certain excluded persons, from obtaining or exercising more than 9.9% of the voting rights attached to all of our issued and outstanding capital shares. The primary purpose for this voting limit is to reduce the likelihood that we or our non-U.S. insurance subsidiaries will be deemed to be a "controlled foreign corporation" within the meaning of the U.S. Internal Revenue Code for U.S. Federal tax purposes.

     Our Bye-laws currently exempt our founding institutional shareholders, Warburg, Pincus Investments, PT Investments, USF&G, or any of their respective affiliates, from this limitation. This exclusion is extended to any person who directly or indirectly purchases and retains shares from an exempted shareholder representing more than 5.0% of the voting rights attached to our issued and outstanding capital shares. At the time our shareholders adopted our current excess shares limitation, these founding institutional shareholders each owned substantially more than 9.9% of our outstanding shares. However, over the last several years, our founding institutional investors and their affiliates have disposed of the majority of their shares. For example, in March 2001, USF&G completed the sale of approximately 1.7 million common shares in an underwritten public offering, representing all of its then remaining shares. Given the reduced equity ownership of our founding institutional shareholders, we believe that it is appropriate to amend our Bye-laws at this time to provide for consistent application of our excess shares protections to all of our shareholders.

     We have also proposed some technical changes to the text of Bye-law 46A, which we believe clarify its operation in accordance with our original intent. These changes include:

     o New language in clause 46A(a)(2) which makes explicit our ability to protect against a circumstance where an acquisition of our shares causes us to become a CFC, even if the acquiring person does not become a 10% shareholder;

     o New language in clause 46A(a)(3) which makes explicit our ability to protect against a circumstance where an acquisition could cause us to be a "foreign personal holding company" within the meaning of Section 552 of the Code;

     o Changes to clause 46A(b) which would provide that votes we might reallocate from a person attributed voting rights in excess of the 9.9% would not be reallocated to another person who exceeds or would exceed the 9.9% limitation; and

     o Changes to clause 46A(d) which would expand the class of officers to whom the Board can delegate duties to limit voting rights to include more of our senior executive officers.

RECOMMENDATION AND VOTE

     Approval of the Bye-laws Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE BYE-LAWS PROPOSAL.

               PROPOSAL 4 - THE 2001 STOCK INCENTIVE PLAN PROPOSAL

     Subject to the requisite affirmative shareholder vote at the Annual Meeting, the Board has also adopted an amendment to the Renaissance Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Plan") increasing the aggregate number of Full Voting Common Shares reserved for issuance thereunder by 850,000 shares.

     The Board believes that equity-based incentive awards available for grant under the 2001 Plan are an important part of our compensation policy, as such awards link the interests of eligible employees more closely with the interests of our shareholders. As described above under "Compensation Committee Report on Executive Compensation" our compensation philosophy is focused on equity-based incentives, which we believe help to align the interests of our employees and other executives closely with the interests of our shareholders. Accordingly, we weight our compensation at all levels heavily on an equity component rather than on a cash component. Moreover, we currently anticipate opportunities for significant organic growth in our business over the next few years, which we would expect to support in part through an expansion of our senior management team as well as other employees. As the Board anticipates to continue our compensation philosophy with respect to newly hired executives and other employees, authorization of additional shares will be necessary to facilitate grants to these employees consistent with our compensation philosophies and practices. The Board believes that equity-based awards will allow us to continue to attract, retain and reward key employees, and to continue to align the interests of our employees with those of our shareholders with a view to increasing shareholder value.

     The following summary of the 2001 Plan is qualified in its entirety by express reference to the text of the 2001 Plan, a copy of which is on file with the Securities and Exchange Commission, and the amendment to the 2001 Plan, to be filed with our Annual Report on Form 10-K for the year ended December 31, 2001.

GENERAL

     Under the 2001 Plan, options may be granted which are qualified as "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and which are not so qualified ("NQSOs") (collectively or individually, ISOs and NQSOs may be referred to as "Options"). In addition, restricted Full Voting Common Shares ("Restricted Shares") and stock bonuses ("Stock Bonuses") may also be granted under the 2001 Plan. Our employees are eligible to receive Options, Restricted Shares and Stock Bonuses under, and participate in, the 2001 Plan. The approximate number of officers and employees eligible to participate in the 2001 Plan is 100.

     The 2001 Plan is administered by a committee (the "Committee") appointed by the Board to serve in that role. The Committee, in its sole discretion, determines which individuals may participate in the 2001 Plan and the type, extent and terms of the awards to be granted. In addition, the Committee interprets the 2001 Plan and makes all other determinations with respect to the administration of the 2001 Plan.

AWARDS

     OPTIONS. The 2001 Plan specifically provides for the grant of Options, both ISOs and NQSOs. The terms and conditions of Options granted under the 2001 Plan are set out from time to time in agreements between us and the individuals receiving such awards. Such terms include vesting conditions, the expiration dates for the awards, and other terms and conditions relating to the awards. The exercise price of the Options is determined by the Committee at the time of grant. In the case of NQSOs, the exercise price must be not less than 85% of the "Fair Market Value" (as defined in the 2001 Plan) and the number of Options granted with an exercise price which is less than the Fair Market Value of the Full Voting Common Shares on the date of grant may not exceed 10% of the number of shares of Stock reserved for issuance under the 2001 Plan. In the case of ISOs, the exercise price must be at least the Fair Market Value of the Full Voting Common Shares on the date of grant. ISOs may not be granted to an individual who, at the date of grant, owns directly or indirectly shares possessing more than 10 percent of the total combined voting power of all classes of shares of RenaissanceRe or of any parent or subsidiary of RenaissanceRe, unless the ISO (i) has an exercise price of at least 110 percent of the Fair Market Value of the Full Voting Common Shares on the date of grant of the Option, and (ii) cannot be exercised more than 5 years after the date of grant. To the extent that the aggregate Fair Market Value with respect to which ISOs become exercisable for the first time in any calendar year exceeds $100,000, such Options will be treated as NQSOs. The Option exercise price may be paid in cash or by such other means as may be approved by the Committee in its discretion. However, any right to pay the exercise price by tendering Full Voting Common Shares will be limited to the shares held by the Optionee for at least six months. If the Committee permits an optionee to pay the exercise price of an Option by delivery of Restricted Shares, the optionee will receive, in connection with such exercise, an equal number of Restricted Shares having the same restrictions. Options are generally nontransferable, however, the Committee may, in its sole discretion, allow for the transfer of a NQSO.

     The 2001 Plan also permits the Committee to grant reload options ("Reload Options"), in the Committee's sole discretion, if (i) an optionee exercises an Option by the delivery of Full Voting Common Shares which have been held by the optionee for at least six months, and (ii) at the Committee's discretion, the optionee's tax withholding obligations upon exercise of Options are satisfied by our withholding Full Voting Common Shares with an aggregate Fair Market Value equal to the minimum tax withholding amount due upon the Option exercise. Such Reload Options will entitle the optionee to purchase the number of Full Voting Common Shares equal to the number of Full Voting Common Shares so delivered to, or withheld by us. The exercise price per share of Reload Options will be the Fair Market Value per share on the date such Reload Option is granted. The duration of a Reload Option will not extend beyond ten years from the date of grant of the underlying Option to which the grant of the Reload Option relates. Reload Options will be fully vested on the date of grant. Participants in the Plan will also receive Reload Options upon the exercise of Reload Options if the Fair Market Value of our stock has appreciated by 20% above the exercise price of the Reload Options. Other specific terms and conditions applicable to Reload Options granted under the 2001 Plan will be determined by the Committee.

     RESTRICTED SHARES. Restricted Shares may be granted by the Committee in its sole discretion, and such shares will become unrestricted in accordance with a schedule established by the Committee. Restricted Shares awarded to a participant will be subject to the following restrictions until the expiration of the restricted period, and to such other terms and conditions as may be determined by the Committee: (i) if an escrow arrangement is used, stock certificates will not be delivered to the participant, (ii) the shares will be subject to the restrictions on transferability, unless the Committee permits a transfer on the terms set forth in the 2001 Plan and (iii) except to the extent determined by the Committee, the shares will be subject to forfeiture upon termination of the participant's agreement. The Committee may remove any or all of the restrictions on the Restricted Shares if it determines that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Share award, such action is appropriate.

     STOCK BONUSES. Stock Bonuses may be awarded by the Committee, in its sole discretion, upon such terms and conditions, as the Committee deems appropriate.

ADJUSTMENTS FOR RECAPITALIZATION, MERGER, ETC.

     Awards under the 2001 Plan will be subject to adjustment or substitution, as determined by the Board in its reasonable discretion, as to the number, price or kind of shares or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding Full Voting Common Shares or in the capital structure, by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such awards or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the 2001 Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the 2001 Plan. In addition, in the event of any such adjustments, exchanges or substitution, the aggregate number of Full Voting Common Shares available under the 2001 Plan will be appropriately adjusted, as determined by the Board in its reasonable discretion.

CHANGE OF CONTROL

     In the event of a "Change in Control" (as defined in the 2001 Plan), all outstanding awards will automatically vest. In addition, in the event of a Change in Control which, in the discretion of the Board, is not to be accounted for as a pooling of interests, all Options which are outstanding on the date of such Change in Control will be deemed exercised, and in exchange for such Options, the optionees will be paid a cash amount based on the difference between (i) the price per share paid for the Full Voting Common Shares in connection with such Change in Control, and (ii) the exercise price per share.

SHARES SUBJECT TO THE 2001 PLAN

     Subject to the requisite affirmative shareholder vote at the Annual Meeting to increase the share reserve by 850,000, the total number of Full Voting Common Shares reserved for issuance under the 2001 Plan is 1,800,000.

MARKET VALUE

     The closing price of the Full Voting Common Shares on the NYSE on March 19, 2002 was $100.35 per share.

AMENDMENT AND TERMINATION

     The Board may at any time terminate the 2001 Plan. Subject to the provisions of the 2001 Plan which are described above under "Adjustments for Recapitalization, Merger, etc.," with the written consent of a participant, the Board or the Committee may cancel or reduce outstanding awards if, in its judgment, the tax, accounting, or other effects of, or potential payouts under the 2001 Plan would not be in our best interests. The Board or the Committee may, at any time, amend or suspend the 2001 Plan; provided that any amendment that would increase the maximum number of Full Voting Common Shares which may be issued pursuant to awards, or change the class of persons eligible to receive ISOs, may not be adopted without shareholder approval.

FEDERAL TAX CONSEQUENCES

     The following is a brief discussion of the Federal income tax consequences of transactions with respect to Options, Restricted Shares and Stock Bonuses under the 2001 Plan based on the Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe any state or local tax consequences. Holders of awards under the 2001 Plan should consult with their own tax advisors.

     ISOS. No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Full Voting Common Shares are issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (i) upon the sale of such shares, any amount realized in excess of the Option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to us for Federal income tax purposes.

     If the Full Voting Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally, (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the Fair Market Value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the Option price paid for such shares and (ii) we will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the

Full Voting Common Shares will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by us.

     If an ISO is exercised more than three months following termination of employment (subject to certain exceptions for disability or death), the exercise of the Option will generally be taxed as the exercise of a NQSO, as described below.

     For purposes of determining whether an optionee is subject to alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

     NQSOS. With respect to NQSOs: (i) no income is realized by the optionee at the time the Option is granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the Fair Market Value of the shares on such date over the exercise price, and RenaissanceRe is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     OPTIONS TRANSFERS. Although Options are generally nontransferable, the following tax consequences will apply if the Committee, in its sole discretion, allows for the transfer of a NQSO.

     If the transfer is a gift, subject to the Annual Gift Tax Exclusion and the Unified Credit (to the extent applicable), the optionee will realize a gift tax based on the value of the Option in the year that the gift is completed. Gifts of Options are deemed to be completed when vested. Under the Annual Gift Tax Exclusion, each calendar year, an individual can transfer up to $11,000 ($22,000 combined between the individual and his/her spouse) of cash and/or property per transferee free from any gift tax. Under the Unified Credit, in addition to an individual's Annual Gift Tax Exclusion, an individual may transfer a certain amount of cash and/or property during his/her lifetime or upon death without paying any gift or estate taxes. This amount is currently $1,000,000 (2002) and will be increased until the year 2009 when the Unified Credit limit will be $3.5 million. Optionees should consult with their tax advisor as to the amount of the Unified Credit for any year subsequent to 2002.

     When the transferee exercises the Option, the optionee will realize ordinary income in the year of exercise equal to the excess (if any) of the fair market value of the shares exercised over the Option exercise price paid by the transferee for such shares. It is unclear at this time what the tax results would be if the optionee is deceased at the time of the option exercise by the transferee.

     Upon subsequent disposition of the shares by the transferee, the transferee will realize long-term or short-term capital gain (or loss), as the case may be, based on the difference between the sale price for the shares and the fair market value of the shares when the Option was exercised.

     RESTRICTED SHARES. Participants who receive grants of Restricted Shares generally will be required to include as taxable ordinary income the fair market value of the Restricted Shares at the time they are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the "Restrictions"), less any purchase price paid by the participant for the Restricted Shares. Thus, taxable income generally will be realized by the participant at the end of the restricted period. However, a participant who so elects under Section 83(b) of the Code (an "83(b) Election") within thirty days of the date of grant of the Restricted Shares will incur taxable ordinary income on the date of grant equal to the excess of the fair market value of such shares of Restricted Shares (determined without regard to the Restrictions) over the purchase price paid by the participant for the Restricted Shares. If the shares subject to an 83(b) Election are forfeited, the participant will be entitled only to a capital loss for tax purposes equal to the purchase price, if any, of the forfeited shares. With respect to the sale of the shares after the restricted period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares generally will be based on the fair market value of the shares on that date. However, if the participant makes an 83(b) Election, the holding period commences on the date of such election and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the Restrictions). The participant's employer generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant, subject to applicable withholding requirements.

     STOCK BONUSES. Recipients of Stock Bonuses will be required to include as taxable ordinary income the fair market value of the Full Voting Common Shares on the date of grant.

SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS

     As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of
Section 16(b) utilized, officers and directors of RenaissanceRe and persons owning more than 10 percent of our outstanding shares ("Insiders") may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular Option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular Option.

NEW PLAN BENEFITS

     The grant of Options, Restricted Shares and Stock Bonuses under the 2001 Plan is entirely within the discretion of the Committee. We cannot forecast the extent of Option, Restricted Shares and Stock Bonus grants that will be made in the future. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the 2001 Plan.

RECOMMENDATION AND VOTE

     Approval of the 2001 Plan Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2001 PLAN PROPOSAL.

                    PROPOSAL 5 - THE DIRECTORS PLAN PROPOSAL

     Subject to the requisite affirmative shareholder vote at the Annual Meeting, the Board has amended and restated our Amended and Restated Directors Plan (as amended and restated, the "Directors Plan") to increase the number of authorized Full Voting Common Shares available for issuance thereunder by 150,000 shares.

     When our current Directors Plan was originally adopted, a majority of our directors were designees of our funding institutional shareholders, and were ineligible to participate in the Plan. Since that time, as discussed above, our founding shareholders have sold or distributed substantially all of their shares in us. At present, none of the non-employee directors on our Board have been designated to serve by our significant shareholders and all of our non-employee directors are presently eligible to participate in our Directors Plan. This increase in the number of directors eligible to participate in the plan has accordingly necessitated the issuance of a greater number of shares to our independent directors. Moreover, we believe that our directors have contributed significantly to our success. We therefore believe authorization of additional shares will allow us to continue to enhance our ability to attract and retain highly qualified individuals to serve on the Board and to further align the interests of the members of the Board with those of our shareholders.

     The following summary of the Directors Plan is qualified in its entirety by express reference to the text of the Directors Plan, a copy of which is on file with the Securities and Exchange Commission, and the amendment to the Directors Plan, to be filed with our Annual Report on Form 10-K for the year ended December 31, 2001.

GENERAL

     The Directors Plan provides that the Board is authorized to administer the Plan and has the power to construe, interpret and implement the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, make all determinations necessary in administering the Plan, and correct any defect, supply any omission and reconcile any inconsistency in the Plan. Participation in the Directors Plan is limited to members of our Board who are not our employees or employees of any of our affiliates ("Non-Employee Directors").

AWARDS OF DIRECTOR SHARES AND OPTIONS

     The Directors Plan provides for (i) annual grants to our Non-Employee Directors of Full Voting Common Shares in such number as determined by the Board; (ii) grants of Full Voting Common Shares from time to time in such number as the Board may determine (grants of shares pursuant to (i) and (ii) collectively referred to as "Director Shares"); (iii) grants of options to purchase 6,000 Full Voting Common Shares upon appointment as a Non-Employee Director of the Board (or such later date as the Board may establish) and options to purchase 2,000 Full Voting Common Shares upon each re-election as a Non-Employee Director of the Board, in each case at an exercise price equal to the fair market value of the Full Voting Common Shares on the date of grant; and
(iv) grants of options to purchase Full Voting Common Shares from time to time, at such price and in such number as the Board may determine (grants of options pursuant to

(iii) and (iv) collectively referred to as "Options"). Director Shares and Options shall either be fully (100%) vested on the grant date or subject to such vesting restrictions as may be established by the Board. Options and Director Shares are generally nontransferable, however, the Board may, in its sole discretion, allow for the transfer of Options or Director Shares.

     The Directors Plan also provides for discretionary grants of Reload Options
(i) in the event that a participant exercises an option by the delivery of shares of stock which the participant has held for at least six months, or (ii) in the event a participant's tax withholding obligations upon exercise are satisfied by our withholding shares of stock with an aggregate Fair Market Value equal to the minimum tax withholding amount due. The Reload Options entitle each participant to purchase the number of shares of stock equal to the number of shares delivered by the participant or withheld by us. Each Reload Option is fully vested on the date of grant, and the price per share shall be the fair market value on that date.

SHARES SUBJECT TO THE DIRECTORS PLAN

     Subject to the requisite affirmative vote at the Annual Meeting to increase the share reserve by 150,000, the total number of Full Voting Common Shares which may be issued under the Directors Plan will be 350,000.

ADJUSTMENTS UPON CERTAIN CHANGES

     The aggregate number of shares reserved for issuance under the Directors Plan, the number of shares subject to outstanding awards and the amount to be paid with respect to any outstanding awards will be subject to substitution or adjustment, as the Board determines to be equitable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be awarded under the Directors Plan, in the event of any merger, reorganization, recapitalization, consolidation, sale or other distribution of substantially all of our assets, any stock dividend, stock split, spin-off, split-up, distribution of cash, securities or other property, or other change in our corporate structure affecting the shares.

MARKET VALUE

     The closing price of the Full Voting Common Shares on the NYSE on March 19, 2002 was $100.35 per share.

AMENDMENT AND TERMINATION

     The Board may at any time amend or terminate the Directors Plan in any respect, except that the Board may not cancel or adversely affect outstanding awards without the express written consent of the affected participant. Also, the Board may not materially increase the maximum number of shares issuable under the Directors Plan without shareholder approval.

FEDERAL TAX CONSEQUENCES

     The following is a brief discussion of the Federal tax consequences of shares and options granted under the Directors Plan based on the Code. The Directors Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe state or local tax consequences.

     DIRECTOR SHARES. With respect to shares granted under the Directors Plan, in the case of shares awarded which are fully vested on the date of grant, the participant will generally be required to include as taxable ordinary income the fair market value of the shares on the date of grant, less any purchase price paid by the participant for the shares. If the shares are subject to vesting ("Restricted Shares"), the participant will generally be required to include as taxable ordinary income the fair market value of the shares at the time they are no longer subject to forfeiture or restrictions on transfer for purposes of
Section 83 of the Code (the "Restrictions"), less any purchase price paid by the participant for the shares. However, a participant who so elects under Section 83(b) of the Code (an "83(b) Election") within thirty days of the date of grant of the Restricted Shares will incur taxable ordinary income on the date of grant equal to the excess of the fair market value of such shares of Restricted Shares (determined without regard to the Restrictions) over the purchase price paid by the participant for the Restricted Shares. If the shares subject to an 83(b) Election are forfeited, the participant will be entitled only to a capital loss for tax purposes equal to the purchase price, if any, of the forfeited shares. With respect to the sale of the shares after the restricted period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares generally will be based on the fair market value of the shares on that date. However, if the participant makes an 83(b) Election, the holding period commences on the date of such election and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the Restrictions). RenaissanceRe will generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant, subject to applicable withholding requirements.

     OPTIONS. With respect to options granted under the Directors Plan, (i) no income is realized by the optionee at the time the Options are granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the Fair Market Value of the shares on such date over the exercise price, and RenaissanceRe is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     OPTIONS TRANSFERS. Although Options and Director Shares are generally nontransferable, the following tax consequences will apply if the Board, in its sole discretion, allows for the transfer of Options or Director Shares.

     If the transfer is a gift, subject to the Annual Gift Tax Exclusion and the Unified Credit (to the extent applicable), the optionee will realize a gift tax based on the value of the Option in the year that the gift is completed. Gifts of Options are deemed to be completed when vested. Under the Annual Gift Tax Exclusion, each calendar year, an individual can transfer up to

$11,000 ($22,000 combined between the individual and his/her spouse) of cash and/or property per transferee free from any gift tax. Under the Unified Credit, in addition to an individual's Annual Gift Tax Exclusion, an individual may transfer a certain amount of cash and/or property during his/her lifetime or upon death without paying any gift or estate taxes. This amount is currently $1 million (2002) and will be increased until the year 2009 when the Unified Credit limit will be $3.5 million. Optionees should consult with their tax advisor as to the amount of the Unified Credit for any year subsequent to 2002.

     When the transferee exercises the Option, the optionee will realize ordinary income in the year of exercise equal to the excess (if any) of the fair market value of the shares exercised over the Option exercise price paid by the transferee for such shares. It is unclear at this time what the tax results would be if the optionee is deceased at the time of the option exercise by the transferee.

     Upon subsequent disposition of the shares by the transferee, the transferee will realize long-term or short-term capital gain (or loss), as the case may be, based on the difference between the sale price for the shares and the fair market value of the shares when the Option was exercised.

SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS

     As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of
Section 16(b) utilized, officers and directors of RenaissanceRe and persons owning more than 10 percent of our outstanding shares ("Insiders") may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular Option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular Option.

RECOMMENDATION AND VOTE

     Approval of the Directors Plan Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE DIRECTORS PLAN PROPOSAL.

                             ADDITIONAL INFORMATION

Other Action at the Annual Meeting

     A copy of our Annual Report to Shareholders for the year ended December 31, 2001, including financial statements for the year ended December 31, 2001 and the auditors' report thereon, has been sent to all shareholders. The financial statements and auditors' report will be formally laid before the Annual Meeting, but no shareholder action is required thereon.

     As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described to will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2003 Annual General Meeting of Shareholders

     Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than [December 20, 2002] and must comply with the requirements of the Securities and Exchange Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and form of proxy relating to the Annual General Meeting to be held in 2003. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

     If a shareholder proposal is introduced in the 2003 Annual general meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before [February 20, 2003], as required by SEC Rule 14a-4 (c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2003 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

                                   APPENDIX A

PROPOSAL 1

BYE-LAW PROPOSAL

BYE-LAW 46A
-----------

     If our shareholders adopt Proposal 3, Bye-law 46A will be amended and restated as follows:

46A. Excess Shares

         Notwithstanding anything else in these Bye-laws to the contrary:

         (a) Other than as provided herein, no Person shall be permitted to own or control shares in the Company (including as a result of the repurchase of shares by the Company) to the extent that such Person or any other Person will be considered to own or control Controlled Shares (as defined below), as the Board may determine in its sole discretion, if the result thereof would be to
(1) render such Person or any other Person a Ten Percent Shareholder, (2) cause the Company to become a "controlled foreign corporation" within the meaning of
Section 957 of the U.S. Internal Revenue Code; or (3) cause the Company to be a "foreign personal holding company" within the meaning of Section 552 of the U.S. Internal Revenue Code. In accordance with the foregoing, the Company may decline to recognize any transfer of its capital shares (including its public shares) if such transfer, in the discretion of the Board, would have the effect described in (1), (2), or (3) of the foregoing sentence.

         (b) To the extent that, for any reason and by any means, a Person, whether or not an existing Member of the Company, shall be deemed by the Board in its sole discretion to own or control Controlled Shares which represent in excess of 9.9% of the voting rights attached to all of the issued and outstanding capital shares of the Company, then all Controlled Shares which such Person may own or control which carry in excess of 9.9% of the voting rights of all of the issued and outstanding capital shares of the Company shall carry no voting rights whatsoever in the hands of the Member actually owning such shares for the purpose of the calculation of any vote which may or which is required to be taken at any general meeting of the Company for any purpose. Where shares actually owned by more than one Member are treated as owned or controlled by a Person for purposes of the preceding sentence, the Board shall have sole discretion to determine which Controlled Shares deemed owned or controlled by such Person represent in excess of 9.9% of the voting rights, and, accordingly, which Member or Members shall have their voting rights reduced. The shares of such Member or Members which are determined by the Board to represent in excess of 9.9% of the voting rights attached to all of the issued and outstanding capital shares of the Company shall be allocated for voting purposes to all the other Members of the Company pro rata to the common shareholdings of such other Members; provided, however, that no other Member shall be allocated voting rights pursuant to this sentence if to do so would (i) render such other Member a Ten Percent Shareholder, (ii) render some other Person a Ten Percent Shareholder, or (iii) increase the Controlled Shares owned or controlled by an existing Ten Percent Shareholder. In the event that a reallocation of voting rights pursuant to this Bye-law would result in an event described in clause (i), (ii) or (iii), voting rights shall be reallocated pro rata among other Members in a manner that does not result in an event described in clauses (i), (ii) or (iii). Notwithstanding the foregoing, if the Board so chooses, it may waive the preceding restrictions, as long as the reallocation of voting rights pursuant to this Bye-Law does not cause the Company to be a "controlled foreign corporation" within the meaning of Section 957 of the U.S. Internal Revenue Code. Notwithstanding the foregoing, after having applied the provisions hereof as best as it considers reasonably practicable, the Board may make such adjustments to the voting rights conferred by the Controlled Shares of any Person that the Board shall consider fair and reasonable under all the applicable facts and circumstances to ensure that such Controlled Shares represent no more than 9.9% of the aggregate voting rights of all of the outstanding capital shares of the Company at any time.

         (c) With respect to Bye-Law 46A(a) and (b), such provisions shall not operate unless there are at least eleven (11) Members of the Company.

         (d) Notwithstanding anything to the contrary in this Bye-law 46A, the Board may waive the restrictions set forth in this Bye-law 46A, on a case by case basis, in its sole and absolute discretion. Further, the Board may designate the Company's Chairman, President, Chief Executive Officer, Chief Financial Officer, General Counsel or Secretary to exercise its authority to decline to register transfers or to limit voting rights as described above, or to take any other action, for as long as such officer is also a director.

         (e) The Board may, by notice in writing, require any Member or prospective acquiror of capital shares of the Company (including its publicly held capital shares) to provide, within not less than ten (10) business days, complete and accurate information to the Company's registered office or such other place as the Board may reasonably designate, information including: (i) the number of capital shares of the Company in which such Person is legally or beneficially interested; (ii) the Persons who are beneficially interested in capital shares of the Company in respect of which such Person is the registered holder; (iii) the relationship, association or affiliation of such Person with any other Member or Person whether by means of common control or ownership or otherwise; or (iv) any other facts or matters which the Board may consider relevant to the determination of the number of Controlled Shares attributable to any Person. If any Member or prospective acquiror of capital shares of the Company does not respond to any notice given pursuant to this Bye-law within the time specified in such notice, or the Board shall have reason to believe that any information provided in relation thereto is incomplete or inaccurate, the Board may determine in its sole and absolute discretion that the votes attaching to any capital shares of the Company registered in the name of such Member or prospective acquiror shall be disregarded for all purposes until such time as a response (or additional response) to such notice reasonably satisfactory to the Board has been received as specified therein.

         (f) One of the purposes of the 9.9% limitation set forth in this Bye-law is to seek to lessen the likelihood the Company and certain of its subsidiaries will be characterized as a "foreign personal holding company " within the meaning of Section 552 of the U.S. Internal

Revenue Code or as a "controlled foreign corporation" within the meaning of
Section 957 of the U.S. Internal Revenue Code. Nevertheless, the Board will not be liable to the Company, its shareholders or any other person whatsoever for any errors in judgment made by it in interpreting or enforcing this Bye-law or in granting any waiver or waivers to the foregoing restrictions in any case so long as the Board shall have acted in good faith.

         (g) The restrictions on transfer authorized by this Bye- law 46A shall not be imposed in any circumstances in a way that would interfere with the settlement of trades or transactions in the Common Shares entered into through the facilities of the New York Stock Exchange, Inc.; provided, however, that the Company may decline to register transfers in accordance with these Bye- laws or resolutions of the Board after a settlement has taken place.

         (h) For purposes of this Bye-law 46A, the following terms shall have the following respective meanings:

         "Controlled Shares" in reference to any Person means: (i) all capital shares of the Company that such Person is deemed to own directly, indirectly or by attribution (within the meaning of Section 958 of the U.S. Internal Revenue Code) and (ii) all capital shares of the Company directly, indirectly or beneficially owned by such Person within the meaning of section 13(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") (including any shares owned by a "group" of persons as so defined and including any shares that would otherwise be excluded by section 13(d) of the Exchange Act).

         "Person" means an individual, a partnership, a joint-stock company, a corporation, a trust or unincorporated organization, a limited liability company or a government or an agency or political subdivision thereof, an entity or arrangement treated as one the foregoing for United States income tax purposes, or a "group" within the meaning of section 13(d) of the Exchange Act.

         "Ten Percent Shareholder" means a Person who the Board determines, in its sole and absolute discretion, owns or controls Controlled Shares representing more than 9.9% of the total voting rights of all of the issued and outstanding capital shares of the Company.

         "U.S. Person" means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership that is, as to the United States, a domestic corporation or partnership, (iii) an estate that is subject to United States federal income tax on its income, regardless of its source, or (iv) a trust, if and only if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. trustees have the authority to control all substantial decisions of such trust.

         "U.S. Internal Revenue Code" means the Internal Revenue Code of 1986 of the United States, as amended.

                              [FORM OF PROXY CARD]


                           RENAISSANCERE HOLDINGS LTD.

THIS PROXY IS SOLICITED ON BEHALF OF RENAISSANCERE HOLDINGS LTD. IN CONNECTION WITH ITS ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2002.

     The undersigned shareholder of RenaissanceRe Holdings Ltd. (the "Company") hereby appoints Martin J. Merritt and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the "Common Shares"), of the Company held of record by the undersigned shareholder on March 15, 2002 at the Annual General Meeting of Shareholders of the Company to be held on May 31, 2002, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.


     THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR
PROXIES.

     IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

[X]  PLEASE MARK VOTES AS IN
     THIS EXAMPLE

1. To elect three Class I directors to serve until our 2005 Annual Meeting.                      For      Withhold   For All Except

                                                                                                 [ ]         [ ]          [ ]
   If you do not wish your shares voted "FOR" a particular Nominee, mark the
   "For All Except" box and strike a line through the Nominee's name. Your shares will be voted for the remaining Nominee.

                  CLASS I DIRECTORS:
                  ------------------
                  EDMUND B. GREENE
                  BRIAN HALL
                  SCOTT E. PARDEE

2. To appoint the firm of Ernst & Young, independent auditors, to serve as our                   For       Against      Abstain
   independent auditors for the 2002 fiscal year until our 2003 Annual Meeting, and to
   refer the determination of the auditors' remuneration to the Board.                           [ ]         [ ]          [ ]



3. To amend the excess share limitation provisions of our Bye-laws primarily to remove           For       Against      Abstain
   the exemption which excludes certain exempted persons from the prohibition on
   obtaining or exercising more than 9.9% of the voting rights attached to our issued and        [ ]         [ ]          [ ]
   outstanding capital shares.




4. To consider, and if thought fit, approve an amendment to  the RenaissanceRe Holdings          For       Against      Abstain
   Ltd. 2001 Stock Incentive Plan (the "2001 Plan") under which the number of Common
   Shares reserved for issuance pursuant to grants of restricted stock and stock bonuses         [ ]         [ ]          [ ]
   or upon the exercise of options granted under the 2001 Plan would be increased by
   850,000 shares.



5. To consider, and if thought fit, approve an amendment to the RenaissanceRe Holdings           For       Against      Abstain
   Ltd. Directors Incentive Plan under which the number of Common Shares reserved for
   issuance pursuant to grants of restricted stock or upon the exercise of options               [ ]         [ ]          [ ]
   granted under the Directors Plan would be increased by 150,000 shares.

                      THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS
                    THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED ABOVE.

-------------------------------------------------------------------------------------------------------------------------------
                   PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
-------------------------------------------------------------------------------------------------------------------------------
Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.
-------------------------------------------------------------------------------------------------------------------------------
Please be sure to sign and date this Proxy.                      Date
---------------------------------------------------------------- --------------------------------------------------------------


                     Shareholder sign here                                            Co-owner sign here
---------------------------------------------------------------- --------------------------------------------------------------